Exhibit 10.1

FHLBANK TOPEKA

EXECUTIVE OFFICER SEVERANCE POLICY

June 22, 2018

Policy Information

Document Title:	Executive Officer Severance Policy
Content Owner:	Director of Human Resources and Inclusion (HRI)
Certification of Compliance Contact:	N/A
Policy Category:	FHLBank Policy
FHLBank-Level Approver:	President and Chief Executive Officer (CEO)
Board-Level Approver:	Full Board (Compensation, Human Resources and Inclusion)
Review Frequency:	Annually
Initial Effective Date:	6/19/2015
Last CEO Approval Date:	05/31/2018
Next Review Date:	06/2019

Executive Officer Severance policy | June 22, 2018

Introduction

This FHLBank Policy, governed by the board of directors (board), establishes the process for providing severance benefits to Executive Incentive Compensation Plan participants (Executive Officers).

Purpose

The purpose of this Policy is to define the severance process to ensure effective and consistent support for Executive Officers terminating employment with FHLBank.

Scope

This Policy provides the process and framework for providing severance benefits.

General Guidelines

1.	Eligibility.

An Executive Officer is eligible for Severance Pay if FHLBank terminates the Executive Officer’s employment with or without cause, other than as provided below. The availability or election of early retirement will not be considered in determining whether an Executive Officer is eligible to receive Severance Pay, as defined below.

An Executive Officer is not eligible for Severance Pay if:

a.	The Executive Officer voluntarily terminates employment, including termination as a result of disability or other failure to return from leave or due to death; or
b.

The Executive Officer’s employment is terminated by FHLBank for actions or inactions of the Executive Officer which FHLBank reasonably concludes constitutes misconduct. Misconduct is defined as an Executive Officer:

(i)willfully failing to perform the duties of his or her position; or

(ii)

willfully acting against the best interest of FHLBank, including, but not limited to, willfully violating FHLBank policies, insubordination, dishonesty, breach of trust, intentional disclosure of confidential or proprietary information, willful violation of law, commission of an act of moral turpitude, failure to demonstrate adequate efforts to successfully complete a performance plan, job abandonment, or excessive tardiness or absenteeism.

2.	Amount of Severance Pay.

Provided the other requirements of this Policy are met, and if the Executive Officer timely provides FHLBank an enforceable release waiving claims against FHLBank, on a form provided by FHLBank (a Separation Agreement), the Executive Officer shall be eligible to receive Severance Pay equal to the following amount of the Executive Officer’s final base salary, as indicated for the Executive Officer’s title (titles not specifically listed shall be paid the amount as the next lower (per FHLBank guidelines) ranking title specifically listed):

President & Chief Executive Officer	12 Months
Executive Vice President	9 Months
Senior Vice President	6 Months

Executive Officer Severance policy | June 22, 2018

Severance Pay includes the following:

a.	Salary Continuation:

For a period of months defined above, the Executive Officer will continue to receive his or her regular salary, equal to the base salary received as of the separation date. These payments will be made in accordance with FHLBank’s current payroll cycle and subject to all appropriate withholding and taxation. These payments will be subject to the Executive Officer’s continued adherence to the terms and provisions of the Separation Agreement and may be subject to reduction due to any payments the Executive Officer may owe to FHLBank.

b.	Incentive:

Any incentives to be paid to the Executive Officer shall be paid in accordance with the Executive Incentive Compensation Plan.

c.	Benefit Continuation:

For a period of months defined above, the Executive Officer may elect to participate in FHLBank’s eligible benefit plans and pay solely the premium as though he or she is an active business partner (note that this premium is subject to a possible increase at FHLBank’s sole discretion). These payments will be deducted from the Executive Officer’s severance benefit payments. FHLBank will pay the remainder of the COBRA coverage costs. An Executive Officer will not receive any additional service credit pursuant to the defined benefit plan or the Benefit Equalization Plan as a result of salary or benefit continuation.

3.	Policy Administration.

HRI is responsible for administering this Policy and decisions regarding eligibility and Severance Pay shall be at the sole discretion of the Director of HRI. This Policy does not give any Executive Officer, or any person whosoever, the right to be retained in the service of FHLBank, and all business partners shall remain subject to discharge to the same extent as if this Policy had never been adopted.  This Policy may be changed or ended at any time, with or without prior notice and for any reason at FHLBank’s sole and absolute discretion.

Exceptions/Violations

Exceptions to this Policy may be approved by the board.

Policy Review

This Policy shall be reviewed annually and revised as needed by the Director of HRI. Following such review, the Policy shall be submitted for review by the Executive Team and approval by the President and CEO. In the event of any proposed revisions to this Policy, such revisions shall be submitted for review and approval by the CHRIC and the board.